EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 14, 2004, by and between The Nautilus Group, Inc., a Washington corporation (the “Company” or “Employer”), and Darryl Thomas (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

1. Employment. Employee is being hired as Senior Vice President of Strategic Planning. Employee shall (a) devote his professional entire time, attention, and energies to his position, (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties, and (d) refrain from any endeavor outside of his employment which interferes with his ability to perform his obligations hereunder. Employee shall report to the President and Chief Executive Officer, and/or such other persons as may be designated by Employer, and perform his job duties subject to his general supervision, orders, advice and direction. Employee shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Company. Subject to the provisions of Section 7(b) herein, the Company retains the sole discretion to change Employee’s position and/or duties as it deems appropriate.

Employee additionally agrees to abide by any general employment guidelines or policies adopted by Employer such as those detailed in an employer’s handbook, as such guidelines or policies may be implemented and/or amended from time to time.

2. Salary. As compensation for services to be rendered hereunder, the Company shall pay Employee an initial annual salary in the gross amount of Two hundred twenty thousand dollars ($220,000). Said salary will be paid in accordance with the Company’s existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. Employee will be eligible to receive an annual bonus up to forty-percent (40%) of Employee’s base salary. The amount of such bonus (if any) is determined at the discretion of the Company. Employee shall also be entitled to receive a one-time bonus payment in the gross amount of $100,000 payable on Employee obtaining residency in the state of Washington, from which normal and/or authorized deductions and withholdings may be made. Said bonus payments will vest in 1/24th increments over a 2 year period beginning in January 2004. Should employee resign from the Company between January 2004 and January 31, 2006 he will re-pay a pro rata amount of that bonus for any remaining time that he is no longer employed prior to January 31, 2006. For example, should employee resign after 11 months, he will repay the Company 13/24ths of the gross bonus amount to reflect that fact that she resigned 13 months before fulfilling the 24 month employment commitment.

3. Stock Options. Pursuant to the Company’s current Stock Option Plan (the “Plan”), the Company shall recommend that Employee receive options (“Options”) to purchase 25,000 shares of Employer’s stock at a price of $13.59 per share. The terms of any option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). Employee acknowledges that any stock options granted do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of Employer shall have sole discretion regarding the grant of options, price of options, the vesting schedule and all other terms and conditions of the option grant.

4. Expenses. The Company will reimburse Employee for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

5. Health and Welfare Benefits. Upon satisfaction of eligibility criteria, the Employee shall be eligible to receive employee benefits, if any, generally provided to its employees by Employer, including, if provided, medical insurance, paid-time off. Such benefits may be amended or discontinued by Employer at any time.

6. Termination. The parties acknowledge that Employee’s employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship. As discussed below, however, the various possible ways in which Employee’s employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:

(a) Cause. As used in this Agreement, Cause means (i) Employee’s indictment or conviction in a court of law for any crime or offense that in Employer’s reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee’s duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to his employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer’s premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President or other individuals(s) to whom Employee reports; (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning) and reasonable opportunity to correct; (vi) Employee’s competition with Employer, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee’s failure to meet the minimum goals of his position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee’s death or disability (i.e., Employee’s inability to perform the essential job functions of the position with or without a reasonable accommodation).

(b) Good Reason. Good Reason shall mean a substantial diminution of employees’ job responsibilities, salary or overall benefits by Employer or a greater than 50 mile change in Employee’s primary place of employment (without the Employee’s consent), whether by Employer or any successor in interest to Employer. No event shall constitute “Good Reason” unless the Employee shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Employee. Moreover, unless Employee shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Employee shall have waived his right to claim that such conduct constitutes “Good Reason” under this Agreement.

(c) At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause or by Employee without Good Reason. If the Company exercises its right to terminate Employee without Cause, it shall provide the Employee with 365 days prior written notice of the termination of his employment (Notice of Termination), provided however, that at the Company’s sole discretion, it may immediately relieve Employee from all duties and responsibilities during the Notice Period. After receiving Notice of Termination, the Employee must continue to perform all duties and responsibilities, unless such duties are removed. If the Company exercises its option to relieve Employee of duties after the Company has provided Notice of Termination, then the Company shall continue to provide Employee with the basic benefits generally applicable to the Company’s employees and base salary during the Notice Period. If Employee exercises his right to terminate his employment without Good Reason, the Employee agrees to provide the Company with 21 days’ prior written notice of the termination of his employment (Notice of Termination). After receiving such Notice from the Employee, the Company retains the right to accept Employee’s resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee’s Notice of Termination.

7. Severance Upon Termination.

(a) Upon termination of Employee’s employment under this Agreement by the Company without Cause or by Employee for Good Reason (as defined hereunder), then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to 12 months average monthly annual base salary1. Such severance payment shall be made according to the Company’s normal payroll process spread out equally over the severance period. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph. This Section shall be read in conjunction with Section 6 c, and shall entitle Employee to a maximum of 12 months severance, benefits, or notice under this Agreement.

(b) If the Company terminates the Employee’s employment during the term of this Agreement for Cause or if the Employee terminates his employment other than for Good Reason, then the Company shall have no further payment obligations to Employee.

(c) Except as it relates to the receipt of severance (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages).

[1]	The average annual monthly base salary shall be calculated using the average of the cash compensation received by Employee in the twelve months prior to the Date of Termination.

8. Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Employer or used on Employer’s behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this Agreement or at any other time upon the Company’s request, Employee agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person.

9. Confidential Information/Non-Competition. By virtue of his employment, Employee will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Employee hereby agrees to enter into a Business Protection Agreement with the Company concurrent with his entry into this Agreement. The Business Protection Agreement is attached as Exhibit A hereto.

10. Release of Claims. As a precondition to receipt of the severance provided in Section 7(a) of this Agreement, Employee acknowledges and understands that he must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit B. Employee understands that he will not be entitled to receive any payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

11. Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

12. Notices. Any Notice of Termination or notice of good reason shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	The Nautilus Group, Inc. 1400 NE 136th Avenue Vancouver, WA 98684 Attention: Human Resources

With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attention: Anne F. Preston

To Employee:	Employee: Darryl Thomas At the last address and fax number Shown on the records of the Company

Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten business days.

13. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

14. Entire Agreement. This Agreement, along with the Business Protection Agreement attached as Exhibit A, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee’s employment by the Company. This Agreement may be changed only by a written document signed by Employee and the Company.

15. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

16. Acknowledgment. The Employee acknowledges that he has read and understands this Agreement, that he has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

17. Relocation Assistance. The Company shall enter into an agreement with a relocation services provider to assist Employee in the sale of his primary residence. Said relocation services shall be on a basis normally provided to employees of similar position and level and will include reasonable and customary relocation services including the movement of household goods and a buyer value option program which will certain contain benefits in connection with the sale of his primary residence in California and purchase of a residence in the Portland/Vancouver area.

Employee understands that this offer is contingent upon Employee satisfying the Company’s standard reference/background check. The reference/background check varies depending on the position, but may include such items as a reference check, a background check, and/or a drug test.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer: THE NAUTILUS GROUP, INC.

	/s/ Gregg Hammann	1-28-04
By	Gregg Hammann	Date
Its	C.E.O

	/s/ Darryl Thomas	1-14-04
	Employee	Date